Exhibit 99.1

CytomX Announces First Quarter 2016 Financial Results

SOUTH SAN FRANCISCO, Calif., May 6, 2016 – CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today reported financial results for the first quarter ending March 31, 2016.

“Since our IPO, we have maintained strong strategic and operational momentum as demonstrated by our partnership with AbbVie and the advancement of our wholly-owned programs towards the clinic,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “With this progress and our strong cash position we are well-positioned to build a multi-product company to transform antibody therapeutics for the treatment of cancer.”

As of March 31, 2016, CytomX had cash and cash equivalents and short-term investments of $180.6 million. The Company has updated its financial guidance and expects net cash utilization of $20.0 to $25.0 million in 2016, reduced from its previous guidance of $45.0 to $50.0 million. The Company is maintaining its guidance that its existing capital resources will be sufficient to fund its anticipated operations through 2018.

Business Highlights and Recent Developments

On April 21, 2016, the Company announced that it had entered into a collaboration with AbbVie to co-develop and co-commercialize Probody™ Drug Conjugates against CD71, with CytomX leading pre-clinical and early clinical development. AbbVie will lead later development and commercialization, with global late-stage development costs shared between the two companies. CytomX received an upfront payment of $30 million and is eligible to receive up to $470 million in development, regulatory and commercial milestones, pending the achievement of pre-determined outcomes. AbbVie will lead global commercial activities with CytomX eligible to receive a profit share in the U.S. and tiered double-digit royalties on net product sales outside of the U.S. CytomX retains an option to co-promote in the U.S.

On April 19, 2016, the Company presented data from its PD-1 and CD71 programs at the American Association for Cancer Research Annual Meeting evidencing efficacy and improved tolerability for Probody therapeutics in preclinical models.

The Company remains on track to file an IND for CX-072, a Probody therapeutic targeting PD-L1, in the second half of 2016 and an IND for CX-2009, a Probody drug conjugate targeting CD166, in the first half of 2017.

During the first quarter, the Company announced selection of a third target by Bristol-Myers Squibb in accordance with the companies’ strategic oncology collaboration established in May 2014, triggering a $10 million milestone payment.

First Quarter Financial Results

Cash, cash equivalents and investments totaled $180.6 million as of March 31, 2016, compared to $186.7 million as of December 31, 2015. The decrease reflects cash used in operations offset by a $10.0 million milestone payment received from Bristol-Myers Squibb in connection with their third target selection in January 2016.

Research and development expenses were $13.4 million for the first quarter of 2016, compared to $4.7 million for the first quarter of 2015. The increase was primarily attributable to $4.9 million in manufacturing costs for the Company’s CX-072 and CX-2009 programs in preparation for preclinical and clinical studies, $1.3 million in laboratory and professional services, $1.3 million in non-cash stock based compensation due to higher stock valuation, $0.8 million in personnel-related expenses due to an increase in headcount and $0.4 million in royalty payments to a third party triggered by Bristol-Myers Squibb’s milestone payment in connection with its third target selection. The Company expects the manufacturing costs for the two programs to continue into the second quarter and the costs related to preparation for CX-072 clinical trials to increase in the third quarter.

General and administrative expenses were $5.0 million for the first quarter of 2016, compared to $1.9 million for the first quarter of 2015. The increase was primarily attributable to $1.2 million in additional consulting and professional service expenses associated with operating as a public company, $1.1 million in non-cash stock based compensation due to higher stock valuation and $0.7 million in personnel-related expenses due to an increase in headcount.

About CytomX Therapeutics

CytomX is an oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The company uses the platform to create development-stage proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues. Investigational Probody therapeutics are being developed that address clinically-validated cancer targets in immuno-oncology, such as PD-L1, against which clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues. In addition to its proprietary programs, CytomX is collaborating with strategic partners AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., ImmunoGen, Inc. and the MD Anderson Cancer Center. For more information, visit www.cytomx.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements. Our Probody platform is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. In addition, CytomX may not receive potential partnership milestone, profit sharing or royalty payments. Applicable risks and uncertainties include those relating to our preclinical research and development and other risks identified under the heading "Risk Factors" included in our filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Communications Contact:
Canale Communications
Ian Stone
ian@canalecomm.com
619-849-5388

Investor Contact:
Trout Group
Pete Rahmer
prahmer@troutgroup.com
646-378-2973